                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

--------------------------------------------------------------------------------
                           I. SCHEDULE 14A INFORMATION

     II. Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
    240.14a-12

                                 Entremed, Inc.
               --------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                  --------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11

   (Set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
                  --------------------------------------------------------------

   [ ] Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:
         2)  Form Schedule or Registration Statement No.:
         3)  Filing Party:
         4)  Date Filed:
                        --------------------------------------------------------

                                 ENTREMED, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 25, 1998


To the Stockholders:

         Notice is hereby given that the Annual Meeting of the Stockholders of EntreMed, Inc. (the "Company") will be held on June 25, 1998 at 10:00 a.m. local time at the Gaithersburg Hilton, 620 Perry Parkway, Gaithersburg, Maryland 20877. The Annual Meeting is called for the following purposes:

         1.      To elect to the board three directors;

         2. To approve an amendment to the Amended and Restated Certificate of Incorporation of the Company to increase the number of shares of the Company's Common Stock, par value $.01 per share, authorized for issuance by the Company from 20 million to 35 million;

         3. To approve and ratify an amendment to the Company's Amended and Restated 1996 Stock Option Plan, increasing from 1,266,667 to 1,750,000 the number of shares of Common Stock reserved for issuance;

         4. To approve and ratify the appointment of Ernst & Young LLP as the independent auditors of the Company; and

         5. To consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

         The close of business on May 20, 1998 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

         All stockholders are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                               By Order of the Board of Directors,


                               John W. Holaday, Ph.D.
                               Chairman, President and Chief Executive Officer

Dated:  May 22, 1998

                                 ENTREMED, INC.
                      9610 MEDICAL CENTER DRIVE, SUITE 200
                           ROCKVILLE, MARYLAND 20850
                                 (301) 217-9858

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 25, 1998


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of EntreMed, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders to be held at the Gaithersburg Hilton, 620 Perry Parkway, Gaithersburg, Maryland 20877 on June 25, 1997, at 10:00 a.m. and for any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Secretary of the Company at the above stated address. Attendance at the Annual Meeting will not have the effect of revoking the proxy unless such written notice is given or the stockholder votes by ballot at the Annual Meeting.

         If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the directions thereon and otherwise in accordance with the judgement of the persons designated as proxies. Any proxy on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, including the election of the director nominees set forth under the caption "Election of Directors", the approval of an amendment to the Company's Amended and Restated Certificate of Incorporation, the approval and ratification of an amendment to the Amended and Restated 1996 Stock Option Plan (the "1996 Plan") and the approval and ratification of the appointment of Ernst & Young LLP as the independent auditors of the Company.

         The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to the Company's stockholders is May 22, 1998.

         Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given.

                               VOTING SECURITIES

         Holders of record of shares of Common Stock, par value $.01 per share (the "Shares"), as of the close of business on May 20, 1998, are entitled to notice of and to vote at the Annual Meeting on all matters. On the record date there were issued and outstanding __________ Shares. Each outstanding Share is entitled to one vote upon all matters to be acted upon at the Annual Meeting.
A majority of the outstanding Shares entitled to vote on any matter and represented at the Annual Meeting in person or by proxy shall constitute a quorum.

         Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's Shares will not be voted on such matter. Thus, an abstention from voting on any matter has the same legal effect as a vote "against" the matter, even thought the stockholder may interpret such action differently. Except for determining the presence or absence of a quorum and whether the proposed amendment to the Company's Amended and Restated Certificate of Incorporation has been approved, broker non-votes are not counted for any purpose in determining whether a matter has been approved.
With respect to the proposed amendment to the Company's Amended and Restated Certificate of Incorporation, however, broker non-votes will have the effect of a vote "against" the proposal.

         Assuming a quorum is present, (i) the affirmative vote of a plurality of the Shares so represented and entitled to vote is required to elect the director nominees, (ii) the affirmative vote of a majority of the outstanding Shares is required to approve the amendment to the Company's Amended and Restated Certificate of Incorporation, and (iii) the affirmative vote of a majority of the Shares so represented and entitled to vote, excluding broker non-votes, is necessary to ratify the amendment to the Company's Amended and Restated 1996 Stock Option Plan and to approve and ratify the appointment of Ernst & Young LLP as the independent auditors of the Company.

                             PRINCIPAL STOCKHOLDERS


         The following table sets forth, as of May 7, 1998 (except as otherwise footnoted below), certain information concerning stock ownership of all persons known by the Company to own beneficially more than 5% of the Shares, each director or director nominee, each executive officer named under "Executive Compensation and Other Matters" and all directors and executive officers of the Company as a group.

                                                      AMONG AND NATURE OF BENEFICIAL        PERCENTAGE OF
               NAME OF STOCKHOLDER (1)                         OWNERSHIP (1)              OUTSTANDING CLASS
 John W. Holaday, Ph.D.                                               1,144,734   (2)           9.02 %

 Carl R. Alving, M. D.                                                  635,235   (3)           5.13 %
 Donald S. Brooks                                                        51,001   (4)             *
 R. Nelson Campbell                                                      50,000   (5)             *
 Samuel R. Dunlap, Jr.                                                  410,236   (6)           3.30 %
 Jerry Finkelstein                                                       76,500   (7)             *
 Edward R. Gubish, Ph. D.                                               150,166   (8)           1.20 %
 Lee F. Meier                                                            50,334   (9)             *
 Mark C. M. Randall                                                       56,667 (10)             *
 Wendell M. Starke                                                       292,336 (11)           2.36 %
 John C. Thomas, Jr.                                                     151,667 (12)           1.22 %
 Bristol-Myers Squibb Company                                            874,999                7.06 %
     P. O. Box 4000
     Princeton, New Jersey 08543
 D. H. Blair Investment Banking Corp.                                  1,000,000 (13)           8.07 %
     44 Wall Street
     New York, New York 10005
 All executive officers and directors of the                           2,433,641 (14)          18.68 %
     Company as a group (10 persons)



------------------
*Less than 1%


(footnotes on following page)

(1) Beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally means the power to vote and/or to dispose of the securities regardless of any economic interest therein.

(2) Includes 437,502 shares issuable upon exercise of options and warrants which are exercisable within 60 days and 126,666 shares held by a limited partnership of which Dr. Holaday is the general partner. Does not include 304,167 shares issuable upon exercise of options not exercisable within 60 days.

(3) Includes 15,002 shares issuable upon exercise of options which are exercisable within 60 days.

(4) Includes 51,001 shares issuable upon exercise of options which are exercisable within 60 days.

(5) Consists of 50,000 shares issuable upon exercise of options which are exercisable within 60 days. Does not include 75,000 shares issuable upon exercise of options not exercisable within 60 days.

(6) Includes 409,334 shares issuable upon exercise of options and warrants which are exercisable within 60 days. Does not include 33,334 shares issuable upon exercise of options not exercisable within 60 days.

(7) Includes 40,000 shares issuable upon exercise of options which are exercisable within 60 days. Does not include 5,000 shares owned by various family members of Mr. Finkelstein, as to which Mr. Finkelstein disclaims beneficial ownership.

(8) Includes 149,166 shares issuable upon exercise of options which are exercisable within 60 days. Does not include 135,834 shares issuable upon exercise of options not exercisable within 60 days.

(9) Includes 17,000 shares issuable upon exercise of options which are exercisable within 60 days and 33,334 shares issuable upon exercise of warrants which are exercisable within 60 days held by an entity the general partner of which is an entity in which Mr. Meier serves as Managing Director.

(10) Includes 56,667 shares issuable upon exercise of options which are exercisable within 60 days. Does not include 13,334 shares issuable upon exercise of options not exercisable within 60 days.

(11) Includes 102,551 shares issuable upon exercise of options and warrants which are exercisable within 60 days. Does not include 40,761 shares owned by various family members of Mr. Starke, as to which Mr. Starke disclaims beneficial ownership.

(12) Includes 149,835 shares issuable upon exercise of options and warrants which are exercisable within 60 days. Does not include 56,500 shares issuable upon exercise of options not exercisable within 60 days.

(13) Based on a Form 13-G filed by Mr. J. Morton Davis and D. H. Blair Investment Banking Corp. ("Blair") filed on February 3, 1998. Excludes 21,600 shares held by Mrs. Rosalind Davidowitz, Mr. Davis' wife, which Mr. Davis disclaims beneficial ownership. Mr. Davis is deemed to beneficially own the 1,000,000 shares held by D. H. Blair Investment Banking Corporation.

(14) Includes 1,492,824 shares issuable upon exercise of options and warrants which are exercisable within 60 days. Does not include 643,169 shares issuable upon exercise of options not exercisable within 60 days.

                                   PROPOSAL 1


                             ELECTION OF DIRECTORS


         The Company's Board of Directors is divided into three classes, as nearly equal in number as reasonably possible, with terms currently expiring at the Annual Meeting, the annual meeting of stockholders to be held in 1999 and the annual meeting of stockholders to be held in 2000. At the Annual Meeting, two directors will be elected by the stockholders to serve a three-year term and one director will be elected by the stockholders to serve a one year term to fill the vacancy of Dr. Bart Chernow, whose term was to expire in 1999. Management recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for the election as directors of the four persons named below, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by management.

         The following sets forth the names and ages as of May 20, 1998 of the three nominees for election to the Board of Directors as well as the Directors whose terms will continue, their respective principal occupations or employment during the past five years and the period during which each has served as a director of the Company.

                                   DIRECTOR           PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
NOMINEE                     AGE     SINCE                     DURING THE PAST FIVE YEARS
-------                     ---     -----                     --------------------------
NOMINEES FOR TERMS EXPIRING IN 2001

Donald S. Brooks             62        1996        Mr. Brooks has been a director of the Company since April 1996. Since July 1993,
                                                   Mr. Brooks has been a practicing attorney with the law firm Carella Byrne Bain
                                                   Gilfillan Cecchi Stewart & Olstein, Roseland, New Jersey, which represents the
                                                   Company on certain matters. Prior thereto, Mr. Brooks was employed by Merck &
                                                   Co., Inc. for 27 years, most recently, from 1986 to 1993, as Senior Counsel. From
                                                   1980 to 1985, Mr. Brooks served as a U.S. employer delegate to the Chemical
                                                   Industries Committee, International Labor Organization in Geneva, Switzerland

Lee F. Meier                 50        1997        Mr. Meier has been a director of the Company since July 1997.  Mr. Meier has over twenty years of experience in the equipment financing industry.  He has been affiliated with US Leasing Corporation, The Chemical Bank of New York and Steiner
                                                   Financial Corporation, a privately held, tax motivated lessor.  Since 1984 Mr.
                                                   Meier has served as founder and managing director of Meier Mitchell & Company, an investment banking firm specializing in providing debt and lease financing products.  Meier Mitchell & Company targets clients in the biotechnology and electronics industries and has arranged or provided well over $1 billion in financing to both private and public companies in these sectors.


NOMINEE AND CONTINUING DIRECTORS FOR TERM EXPIRING 1999

NOMINEE

Jerry Finkelstein            82        1998        Mr. Finkelstein has been a director of the Company since April 1998.  Mr.
                                                   Finkelstein has been a senior advisor to Apollo Advisors, L. P., a fund manager, since March 1994 and the Chairman of the Board of News Communications, Inc., a
                                                   consortium of 23 publications, since August 1993 as well as Chairman of The Hill
                                                   Newspaper, a weekly newspaper, since September 1994.  Mr. Finkelstein has been the former publisher of the New York Law Journal, a daily newspaper.  He has been a member of the Boards of Rockefeller Center, Chicago Milwaukee Corporation,
                                                   Chicago Milwaukee Railroad Corporation, Bank of North America, Struthers Wells
                                                   Corporation, and PATH Railroad.  Mr. Finkelstein has also held the following positions:  member of Task Force Committee on the sale of the World Trade Center;
                                                   Chairman of the New York City Planning Commission, and Commissioner of the Port
                                                   Authority of New York and New Jersey, as well as numerous civic, social and political appointments.

CONTINUING DIRECTORS

Samuel R. Dunlap, Jr.        48        1992        Mr. Dunlap has been a director of the Company since August 1992 and has served as an Executive Advisor to the Company since August 1992. Mr. Dunlap also has (i)
                                                   served as Chairman of Dunlap & Partners, Ltd., a financial consulting firm in
                                                   Atlanta, Georgia, since October 1988, (ii) served as a director of Credit Depot
                                                   Corporation, of which he was a founder, from December 1986 until 1997, (iii)
                                                   served as Vice President of MEDigital, Inc. since August 1996, (iv)  from 1992 through 1996 served as a director to First Pacific Networks, Inc., a publicly-held telecommunications company, (v) served as a director and a consultant of Golf Training Systems, Inc., a public company, from August 1994 until December 1995 and (vi) served as a director from July 1991 until February
                                                   1994 and an Executive Advisor from July 1991 until November 1994 of Tapistron
                                                   International, Inc. From April 1986 until December 1988, Mr. Dunlap served as
                                                   Executive Vice President and director of CytRx Corporation, a publicly-held pharmaceutical company of which he was a founder. Mr. Dunlap also served as
                                                   Executive Vice President of Elan Pharmaceutical Research Corp., a publicly-held company, from August 1982 to December 1983 and President and a director of such entity from January 1984 to January 1985.

Mark C.M. Randall            35        1996        Mr. Randall has been a director of the Company since April 1996.  Since 1985, Mr.
                                                   Randall has been associated with Sarasin International Securities Limited,
                                                   London, England, a wholly-owned subsidiary of Bank Sarasin & Cie, a private bank based in Switzerland, where he has been Director since 1994.

CONTINUING DIRECTORS FOR TERM EXPIRING 2000

John W. Holaday, Ph.D.       52        1992        Dr. Holaday is a co-founder of the Company and has served as its President and
                                                   Chief Executive Officer and a director since August 1992 and its Chairman of the
                                                   Board since November 1995. Prior thereto, from May 1989 to August 1992, he was a co-founder of Medicis Pharmaceutical Corp. where he served as Scientific
                                                   Director, Senior Vice President for Research and Development and director.  Dr.
                                                   Holaday also serves as a director for CytImmune Sciences, Inc., a privately held research diagnostics company.  From 1968 to 1989, he served at the Walter Reed
                                                   Army Institute of Research, where he founded the Neuropharmacology Branch in
                                                   1980. He serves as an officer and fellow in several biomedical societies and has authored and edited numerous scientific articles in journals and books. His current academic positions include Associate Professor of Anesthesiology and
                                                   Critical Care Medicine and Senior Lecturer in Medicine at The Johns Hopkins
                                                   University of Medicine, Baltimore, Maryland; Adjunct Professor of Pharmacology
                                                   and Psychiatry at the Uniformed Services University School of Medicine, Bethesda,
                                                   Maryland; and Clinical Assistant Professor of Surgery at the University of
                                                   Connecticut Health Center, Farmington, Connecticut.


Wendell M. Starke            56        1994        Mr. Starke has been a director of the Company since April 1994. Mr. Starke is a
                                                   Chartered Financial Analyst and a Chartered Investment Counselor. Mr. Starke was
                                                   President of INVESCO Capital Management, Inc. from 1979 to 1991. In 1992, he became Chairman of INVESCO, Inc., the parent company of INVESCO Capital
                                                   Management and other INVESCO money management subsidiaries in the United States.
                                                   Mr. Starke also serves as a member of the Board and as Global Chief Investment
                                                   Officer of AMVESCAP, PLC. the London-based parent company of the worldwide
                                                   INVESCO organization.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINATED DIRECTORS, AND SIGNED PROXIES WHICH ARE RETURNED WILL BE SO VOTED UNLESS OTHERWISE INSTRUCTED ON THE PROXY CARD.

BOARD AND COMMITTEE MEETINGS

         The Board of Directors of the Company held three meetings during the fiscal year ended December 31, 1997 ("fiscal 1997"). Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees thereof on which such director served that were held during fiscal 1997.

         The Board of Directors has had three standing committees. These are the Executive Committee, the Audit Committee and the Compensation Committee.

         The Executive Committee acts as a liaison between management and the Board of Directors and is responsible for all matters that arise between regular meetings of the Board of Directors, to the extent permitted by Delaware law. The Executive Committee which currently consists of three directors, Messrs. Holaday, Dunlap and Starke, held six meetings during fiscal 1997 and took action by unanimous written consent on one occasion.

         The Audit Committee reviews, with the Company's independent auditors, the scope and timing of their audit services and any other services they are asked to perform, their report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent public accountants for the ensuing year. The Audit Committee, which currently consists of two directors, Messrs. Meier and Randall, held one meeting during fiscal 1997.

         The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and administers the Company's stock option plans. The Compensation Committee, which currently consists of three directors, Messrs. Brooks, Dunlap and Meier, held one meeting during fiscal 1997 and took action by unanimous written consent on one occasion.

COMPENSATION OF DIRECTORS

         Directors of the Company receive a fee of $2,000 per in-person meeting attended and are reimbursed for expenses actually incurred in connection with attending such meetings. Directors are also awarded initial grants of non-qualified stock options to purchase 15,000 shares of Common Stock upon joining the Board of Directors and annual grants of non-qualified stock options to purchase 5,000 shares of Common Stock. In addition, each member of the Audit Committee and the Compensation Committee will receive annual grants of non-qualified stock options to purchase 1,000 shares of Common Stock and each member of the Executive Committee will receive annual grants of non-qualified stock options to purchase 5,000 shares of Common Stock. All such automatic grants will be awarded on July 1, 1998.

         The Company entered into a three year consulting agreement with Samuel
R. Dunlap, Jr. commencing January 1, 1996 that provides for annual payments of $90,000. See "Certain Transactions".

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

         The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to the Chief Executive Officer and to executive officers whose annual compensation exceeded $100,000 for fiscal 1997 (collectively, the "named executive officers") for services during the fiscal years ended December 31, 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                                     SECURITIES
                                                         ANNUAL                      UNDERLYING         ALL OTHER
                                                         SALARY          BONUS      OPTIONS/SARS       COMPENSATION
 NAME AND PRINCIPAL POSITION                YEAR           ($)            ($)           (NO.)              ($)
 John W. Holaday, Ph.D.                     1997             275,000         -             260,000      18,883(1)
      Chairman, President and Chief         1996             250,000      80,000           105,000      18,221
      Executive Officer                     1995             200,000     100,000           270,001      18,369

 Edward R. Gubish, Ph.D.                    1997             165,000      50,000           100,000      6,332(2)
      Vice President, Regulatory            1996             140,000      42,000            75,000      5,670
      and Clinical Development              1995             126,600      10,750            70,000      5,818

 R. Nelson Campbell                         1997             133,718      25,000            50,000      1,301(2)
      Chief Financial Officer               1996                   -          -                  -         -
                                            1995                   -          -                  -         -

 Leo Einck, Ph.D.                           1997             105,105         -                   -      6,332(2)
      Vice President,                       1996             100,100      21,500            20,000      5,670
      Extramural Programs                   1995              91,000      10,750            10,000      5,818

 John C. Thomas, Jr.                        1997             120,000      25,000            50,000         -
      Secretary/Treasurer                   1996              96,880      21,500            38,000         -
                                            1995              48,220       3,170             6,667      5,818


(1) $12,551 of such amount represents the premiums paid by the Company with respect to a split-dollar life insurance policy on the life of Dr. Holaday. Premiums paid by the Company on such policy are treated as non-interest bearing advances to the insured for the policy. The initial proceeds of any death benefit are required to be used to repay the indebtedness, and the balance of the insurance proceeds are payable as designated by the insured. See "Employment Contracts and Termination of Employment and Change-in-Control Arrangements". The remaining amount represents group health insurance premiums paid on behalf of such officer.

(2) Includes group health insurance premiums paid on behalf of such officer.

         The following table sets forth certain information with respect to individual grants of stock options and warrants made during the fiscal year ended December 31, 1997 to each of the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                                                                            POTENTIAL REALIZABLE
                                             NUMBER OF                                    VALUE AT ASSUMED ANNUAL
                                             SECURITIES      % OF TOTAL                     RATES OF STOCK PRICE
                                             UNDERLYING     OPTIONS/SARS                  APPRECIATION FOR OPTION
                                              OPTIONS/       GRANTED TO      EXERCISE OR          TERM(1)
                                SARS        EMPLOYEES IN      BASE PRICE    EXPIRATION
 NAME                          GRANTED       FISCAL YEAR        ($/SH)         DATE         5% ($)       10% ($)
 John W. Holaday, Ph.D.           10,000         1.16%          12.00        07/01/07        195,467       311,249
                                 250,000       29.02%           10.00        11/20/07      4,072,238     6,484,355
 Edward R. Gubish, Ph.D.         100,000       11.61%           10.00        11/20/07      1,628,895     2,593,742

 R. Nelson Campbell               50,000         5.80%          10.00        11/20/07        814,448     1,296,871

 Leo Einck, Ph.D.                 -               -               -              -            -             -

 John C. Thomas, Jr.              50,000         5.80%          10.00        11/20/07        814,448     1,296,871


(1) Calculated by multiplying the exercise price by the annual appreciation rate shown (as prescribed by S.E.C. rules and compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. These amounts are not intended to forecast possible future appreciation, if any, of the price of the Company's Shares.
         The actual value realized upon exercise of the options to purchase Company Shares will depend on the fair market value of the Company's Shares on the date of exercise.

         The following table sets forth information concerning all option holdings for the fiscal year ended December 31, 1997 for each of the named executive officers. None of the named executive officers exercised options during 1997.

          AGGREGATED OPTION AND WARRANT/EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION/VALUE

                                          NUMBER OF SECURITIES                  VALUE OF UNEXERCISED
                                    UNDERLYINGUNEXERCISED OPTIONS AT            IN-THE-MONEY OPTIONS
                                                 FY-END                             AT FY-END ($)
 NAME                                   EXERCISABLE/UNEXERCISABLE             EXERCISABLE/UNEXERCISABLE
 John W. Holaday, Ph.D.                     437,502/116,667                       2,200,320/350,002
 Edward R. Gubish, Ph.D.                    149,166/135,834                        510,622/244,379
 R. Nelson Campbell                          50,000/75,000                          20,313/60,938
 Leo Einck, Ph.D.                            70,000/33,334                         320,000/122,504
 John C. Thomas, Jr.                         149,835/56,500                       1,031,576/60,938

(1) Calculated by multiplying the number of unexercised options outstanding at December 31, 1997 by the difference between the fair market value of the Company's Shares at December 31, 1997 ($11.625) and the option exercise price.


             EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

         In April 1996, effective as of January 1, 1996, the Company entered into a three-year employment agreement with John W. Holaday, Ph. D., Chairman and Chief Executive Officer of the Company. The agreement provides for an annual base salary of $250,000 per year. The Company may terminate the agreement without cause and, upon such termination, Dr. Holaday will be entitled to receive his base salary through the end of the initial term of the agreement (subject to an offset for salary received from subsequent employment). The agreement contains confidentiality and non-competition provisions.

         The Company maintains a $2,000,000 split-dollar life insurance policy on the life of Dr. Holaday at an annual cost of approximately $12,551.
Premiums paid by the Company on such policy are treated as non-interest bearing advances to the insured for the policy. The initial proceeds of any death benefit are required to be used to repay the indebtedness, and the balance of the insurance proceeds are payable as designated by the insured.

         Each of the Company's employees has entered into a Proprietary Information and Invention Assignment Agreement providing, among other things, that such employee will not disclose any confidential information or trade secrets in any unauthorized manner and that all inventions of such officer relating to the Company's current or anticipated business during the term of employment become the Company's property.

         In the event of certain transactions, including those which may result a change in control, as defined under the Company's 1996 Plan, unvested installments of options to purchase Shares of the Company may become immediately exercisable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the 1934 Act requires the Company's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the S.E.C. initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by S.E.C. regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons.

         Based solely on the Company's review of such forms furnished to the Company and written representation from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and greater than 10% beneficial owners were complied with.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1997, the members of the Compensation Committee were:
Donald S. Brooks, Samuel R. Dunlap, Jr., and Wendell M. Starke.

         The Company has in the past maintained a consulting arrangement with Mr. Dunlap and in January 1996 entered into a new three year consulting agreement with Mr. Dunlap that provides for annual payments of $90,000.

         Donald S. Brooks is of counsel to the law firm Carella Byrne Bain Gilfillan Cecchi Stewart & Olstein, which provides certain legal services to the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive compensation and the creation of stockholder value, while at the same time attracting, motivating and retaining senior management. The Compensation Committee's informal executive compensation philosophy (which applies generally to all Company management, including the President and Chief Executive Officer, John W. Holaday, Ph.D.) considers a number of factors, which may include:

- Providing levels of compensation competitive with companies at a comparable stage of development and in the Company's geographic are;

- Integrating management's compensation with the achievement of performance goals;

-   Rewarding above average corporate performance; and

- Recognizing and providing incentive for individual initiative and achievement.

   The compensation structure of the Company's executive officers, including its President and Chief Executive Officer, is based on competitive, market-based pay practices, performance evaluations and generally includes a combination of base salary, discretionary bonuses and stock options. In setting compensation levels, the Compensation Committee considers data regarding compensation practices from a group of approximately 10 biotechnology and pharmaceutical companies that are believed to be generally comparable to the Company. The companies comprising this group are not necessarily included within the peer group index reflected in the performance graph on page 17.

         Base salary is not targeted at any particular level within the group of companies considered. Instead, base salary is determined based on a subjective assessment of the executive's performance and the Company's needs.

         Cash bonuses are within the discretion of the Compensation Committee and are based, in part, on achieving certain business and financial objectives and the Compensation Committee's subjective assessment of individual performance during the year.

         Consistent with its belief that equity ownership by senior management is beneficial in aligning the interests of senior management with those of the stockholders', the Company provides potentially significant long-term incentive opportunities to its senior management through discretionary grants of stock options, thereby emphasizing the potential creation of long-term stockholder value. The Compensation Committee considers stock options effective long-term incentives because an executive can profit only if the value of the Common Stock increases. In making these grants, the Compensation Committee considers its subjective assessment of the Company's past financial performance and future prospects, an executive officer's current level of ownership of the Common Stock, the period during which an executive officer has been in a key position with the Company, individual performance and competitive practices within the comparative group of companies. Dr. Holaday's option grants are determined based on the same criteria as those applicable to other executive officers.

         Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its four other highest-paid executive officers to the extent that any such individual's compensation exceeds $1 million, subject to certain exceptions, including one for "performance-based compensation". The Compensation Committee believes that none of the Company's executive officers received compensation in 1997, which was nondeductible under Section 162(m) of the Internal Revenue Code.

                      STOCK PRICE PERFORMANCE PRESENTATION

         The following chart compares the cumulative total stockholder return on the Company's Shares with the cumulative total stockholder return of the NASDAQ Market - U. S. Index, NASDAQ Pharmaceuticals Index and the Hambrecht & Quist Biotechnology Index.


         In future proxy statements, the Company intends to replace the Hambrecht & Quist Biotechnology Index with the NASDAQ Pharmaceuticals Index because the Company believes that the NASDAQ index more accurately reflects the Company's peer group and is readily accessible by the Company's stockholders.

                                    [CHART]

                                       6/12/96         6/96    9/96    12/96   3/97     6/97     9/97    12/97
ENTREMED, INC.                            100.00      100.00  108.33  108.33   85.00    80.00    66.25   77.50
NASDAQ STOCK MARKET - US                  100.00       96.01   99.43  104.32   98.71   116.80   136.56  128.07
NASDAQ PHARMACEUTICALS                    100.00       91.00   93.06   90.10   85.71    92.53   103.80   93.27
HAMBRECHT & QUIST BIOTECHNOLOGY           100.00       92.19   98.44   95.81   95.00    97.34   103.65   95.15

(1) Assumes $100 invested on June 12, 1996 and assumes dividends reinvested. Measurement points begin with the date of the Company's initial public offering ("IPO") and include the last day of each quarter beginning with the month in which the IPO occurred, through and including December 31, 1997. The material in this chart is not soliciting material, is not deemed filed with the S.E.C. and is not incorporated by reference in any filing of the Company under the Securities Act of 1993, as amended, (the "1993 Act") or the 1934 Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

                              CERTAIN TRANSACTIONS

         The Company entered into a three year consulting agreement with Samuel
R. Dunlap, Jr. commencing January 1, 1996 that provides for annual payments of $90,000. In May 1996 effective August 1995, the Company entered into a termination agreement with Steve Gorlin, a co-founder and former director of the Company, superceding a previous consulting agreement with Mr. Gorlin, that provides for annual payments of $90,000 per year for a three year period.

         Leon E. Rosenberg, M.D., a director of the Company until March 3, 1998, was the Senior Vice President, Scientific Affairs of Bristol-Myers Squibb Company. In December 1995, the Company and Bristol-Myers Squibb entered into a collaboration to develop and commercialize certain antiangiogenesis therapeutics. Pursuant to this collaboration, Bristol-Myers Squibb paid to the Company during fiscal 1997 an aggregate of approximately $3,670,000 in research funding and reimbursements for certain clinical trials and certain research and development and know-how.

         Donald S. Brooks, a director of the Company, is of counsel to the law firm Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, which provides certain legal services to the Company.

         Wendell M. Starke, a director of the Company, is the Chairman of INVESCO, Inc. and serves as a member of the Board and Global Chief Investment Officer of AMVESCAP, the London-based parent company of the worldwide INVESCO organization

         In April 1995, the Company entered into a sale/leaseback transaction with respect to certain of its equipment with MMC/GATX Partnership No. 1 ("MMC/GATX"). The general partner of MMC/GATX is Meier Mitchell & Company, an entity in which Lee F. Meier, a director nominee, is the founder and Managing Director. During fiscal 1997, the Company paid lease payments to MMC/GATX in the amount of approximately $148,000 and in 1997 purchased the leased equipment for a total of $263,000.

                                   PROPOSAL 2


              APPROVAL OF AMENDMENT TO INCREASE NUMBER O SHARES OF
            COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE COMPANY'S
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

         The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") currently provides for the authority of the Company to issue up to 20 million Shares. As of May 20, 1998, the Company had ____________ Shares issued and outstanding and had reserved 2,233,333 Shares for possible future issuance in connection with the Company's 1992 Stock Option Plan and the Amended and Restated 1996 Stock Option Plan.

         The Board of Directors believes that an increase in the authorized but unissued Shares is in the best interests of the Company and, therefore, has adopted a proposed amendment to the Certificate of Incorporation increasing the number of authorized Shares from 20 million to 35 million. The proposed amendment would amend the first paragraph and paragraph (A) of the Certificate of Incorporation to read as follows:

                                      "IV.

                 The total number of shares of capital stock which the Company is authorized to issue is Forty Million (40,000,000) divided into two classes as follows:

                          (A) Common Stock. Thirty-Five Million (35,000,000) shares of common stock, $.01 par value per share ("Common Stock"), the holder of which shall be entitled to ine vote for each share on all matters required or permitted to be voted on by stockholders of the Company, and"

         The proposed amendment would not affect the terms of the 5,000,000 shares of authorized Preferred Stock.

         The additional Shares for which authorization is being sought will have the same terms and rights as the Shares now authorized. No preemptive rights would be attached to these Shares. If the proposed amendment is approved, the additional authorized Shares will be available for issuance for capital formation, share splits or dividends, franchise expansion, and other corporate purposes at the discretion of the Board of Directors. Except as may be required by applicable law or regulation at the time of issuance, the shares may be issued without further action by the shareholders. The Board of Directors believes that the proposed increase in the number of authorized Shares will provide the Company with the flexibility it will need in conducting its business and in meeting future contingencies.

         Currently there are no commitments to issue any of the additional Shares to be authorized by the proposed amendment. Issuance of such Shares or other authorized but unissued Shares, under certain circumstances, could discourage or make more difficult an attempt to gain control of the Company. The Board of Directors presently has no intention of issuing authorized but unissued Shares for that purpose and knows of no ongoing attempt to gain control of the Company.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.



                                   PROPOSAL 3

                        APPROVAL AND RATIFICATION OF THE
          AMENDMENT TO THE AMENDED AND RESTATED 1996 STOCK OPTION PLAN

         In April 1998, the Board of Directors of the Company adopted an amendment to the Company's Amended and Restated 1996 Stock Option Plan (the "1996 Plan"), which increases the authorized number of Shares available for option grants pursuant to the 1996 Plan from 1,266,667 to 1,750,000 (the "1996 Plan Amendment"). The Board of Directors is requesting and recommends to the stockholders ratification and approval of the 1996 Plan Amendment to ensure that an adequate supply of authorized unissued Shares is reserved for issuance of option grants to attract and retain executive personnel, key employees, directors, consultants and advisors and to provide additional incentive by permitting certain individuals to participate in the ownership of the Company.

         The 1996 Plan, as amended, provides for the grant by the Company of options to purchase up to an aggregate of 1,750,000 shares of the Company's authorized but unissued Common Stock (in each case subject to adjustment in certain cases including stock splits, recapitalizations and reorganizations) to officers, directors, employees, consultants and independent contractors of the Company. The purposes of the 1996 Plan are to ensure the retention of existing executive personnel, key employees, directors and consultants and to provide additional incentive to all such persons by permitting them to participate in the ownership of the Company. The 1996 Plan terminates in April 2006.

         The 1996 Plan is administered by the Board of Directors or a committee of the Board of Directors. Options granted under the 1996 Plan may be either incentive options or non-qualified options. Incentive options granted under the 1996 Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, exept that the term of an incentive option granted under the 1996 Plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a non-qualified option. Additionally, the aggregate number of shares of Common Stock that may be subject to options granted to any person in a calendar year shall not exceed 25% of the maximum number of shares of Common Stock which may be issued from time to time under the 1996 Plan. Options granted under the 1996 Plan to officers, directors or employees of the Company generally may be exercised only while the optionee is employed or retained by the Company or within 90 days of the date of termination of the employment relationship or directorship. However, options which are exercisable at the time of termination by reason of death or permanent disability of the optionee may be exercised within 12 months of the date of termination of the employment relationship or directorship.
Upon the exercise of an option, payment may be made by cash or by any other means that the Board of Directors or the committee determines.

         Options may be granted only to such employees, officers and directors of, and consultants and advisors to, the Company or any subsidiary of the Company as the Board of Directors or the committee shall select from time to time in its sole discretion, provided that only employees of the Company or a subsidiary of the Company shall be eligible to receive incentive options. As of April 30, 1998, the number of employees, officers and directors of the Company eligible to receive grants under the 1996 Plan was approximately 51 persons. The number of consultants and advisors to the Company eligible to receive grants under the 1996 Plan is not determinable. An optionee may be granted more than one option under the 1996 Plan. The Board of Directors or the committee will, in its discretion, determine (subject to the terms of the 1996 Plan) who will be granted options, the time or times at which options shall be granted, the number of shares subject to each option and whether the options are incentive options or non-qualified options. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contributions to the success of the Company and its subsidiaries and such other factors deemed relevant in accomplishing the purposes of the 1996 Plan.

         An optionee will not recognize income on the grant or exercise of an incentive option. However, the difference between the exercise price and the fair market value of the stock on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If an optionee does not exercise an incentive stock option within certain specified periods after termination of employment, the option will recognize ordinary income on the exercise of an incentive stock option in the same manner as on the exercise of a nonstatutory stock option, as described below.

         The general rule is that gain or loss from the sale or exchange of shares acquired on the exercise of an incentive option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the optionee generally will recognize ordinary income at the time of disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be capital loss. If an optionee recognizes ordinary income on exercise of an incentive option or as a result of a disposition of the shares acquired on exercise, the Company will be entitled to a deduction in the same amount.

         An optionee will not recognize income at the time of grant of a non-qualified option. At the time of a non-qualified option, an optionee will recognize ordinary income equal to the excess of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash, in stock, or in part with a note. The Company will be entitled to a deduction in the amount of ordinary income so recognized.

         The rules governing the tax treatment of options and the receipt of shares in connection with such grants are quite technical, so that the above description of tax consequences is necessarily genteral in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.
         In October 1995, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("FAS No. 123"). This statement defines a fair value based method of measuring and recording compensation cost associated with employee stock compensation plans. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized in income over the service periods. FAS No. 123 encourages adoption of this method of accounting; however, it also allows an entity to continue to measure compensation cost using the method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Entities electing to continue using the accounting method in APB No. 25, as the Company has elected, must make pro forma disclosures of net income and earnings per share as if the fair value based method prescribed under FAS No. 123 had been applied.

         Under APB No. 25, as applied by the Company, neither the grant nor the exercise of an incentive stock option or a nonstatutory stock option under the 1997 Plan with an exercise price not less than the fair market value of Common Stock at the date of grant requires a charge against earnings.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1996 PLAN, AND SIGNED PROXIES WHICH ARE RETURNED WILL BE SO VOTED UNLESS OTHERWISE INSTRUCTED ON THE PROXY CARD.

                                   PROPOSAL 4

                        APPROVAL AND RATIFICATION OF THE
                      APPOINTMENT OF INDEPENDENT AUDITORS

         The Management of the Company recommends a vote for the approval and ratification of the appointment of Ernst & Young LLP, Certified Public Accountants, as the Company's independent auditors for the fiscal year ending December 31, 1998. Ernst & Young LLP have been the Company's auditors for the past fiscal year and has no direct or indirect financial interest in the Company. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if he or she desires to do so, and shall be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AND FOR THE ADOPTION OF PROPOSAL 4.



                                    GENERAL

         The Management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

         The Company will bear the cost of preparing, printing assembling, and mailing the proxy, Proxy Statement and other material which may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit by telephone proxies without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies.

         The Company will provide without charge to each person being solicited by the Proxy Statement, on the written request of any such person, a copy of the Annual Report of the company on Form 10-K for the fiscal year ended December 31, 1997 (as filed with the S.E.C.) including the financial statements thereto. All such requests should be directed to the Secretary of the Company, John C. Thomas, Jr., EntreMed, Inc., 9610 Medical Center Drive, Suite 200, Rockville, Maryland 20850.

                             STOCKHOLDER PROPOSALS

         The Annual Meeting of Stockholders for the fiscal year ending December 31, 1998 is expected to be held in June 1999. All proposals intended to be presented at the Company's next Annual Meeting of Stockholders must be received at the Company's executive office not later than January 31, 1999, for inclusion in the Proxy Statement and form of proxy related to that meeting.

                               By Order of the Board of Directors,

                               John W. Holaday, Ph. D.
                               Chairman, President and Chief Executive Officer



Dated:  May 22, 1998

PRELIMINARY PROXY
                                 ENTREMED, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints John W. Holaday, Ph.D. and ______ , and each of them, as proxy (each of whom shall have full power of substitution) to represent the undersigned at the Annual Meeting of Stockholders to be held at the Gaithersburg Hilton, 620 Perry Parkway, Gaithersburg, Maryland 20877 on June 25, 1998 at 10:00 a.m. and at any adjournment thereof, and to vote the shares of common stock the undersigned would be entitled to vote if personally present, as indicated below.

1.  Election of Directors.

      FOR all nominees listed below [ ]                WITHHOLD AUTHORITY [ ]
      (except as marked to the contrary below)         to vote for all nominees
                                                       listed below

            Donald S. Brooks, Lee F. Meier, and Jerry Finkelstein


(INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

--------------------------------------------------------------------------------

2. Approval of an amendment to Article IV of the Amended and Restated Certificate of Incorporation of the Company to increase the number of shares of the Company's common stock, par value $.01 per share, authorized for issuance by the Company from 20 million to 35 million.

                    FOR [ ]     AGAINST [ ]    ABSTAIN [ ]

3. Approval of an amendment to the Company's Amended and Restated 1996 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 1,266,667 to 1,750,000.

                    FOR [ ]     AGAINST [ ]    ABSTAIN [ ]

4. Approval and ratification of the appointment of Ernst & Young L.L.P. as independent auditors for the Company.

                    FOR [ ]     AGAINST [ ]    ABSTAIN [ ]

5. In their discretion upon such other business as may properly come before the meeting.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES OF COMMON STOCK WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES, FOR THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, FOR THE AMENDMENT TO THE 1996 STOCK OPTION PLAN AND FOR THE APPROVAL AND RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY.

                     DATED:____________________________, 1998


                     ----------------------------------
                     Signature



                     ----------------------------------
                     Signature if held jointly.

                     (Please date, sign as name appears at the left, and return promptly. If the Shares are registered in the names of two or more persons, each should sign. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee or Guardian, please give full title. Please note any changes in your address alongside the address as it appears in the proxy.)